WILLIAM D. WITTER, INC.

CODE OF ETHICS AND STATEMENT OF POLICY

AND PROCEDURE REGARDING PERSONAL

SECURITIES TRANSACTIONS

June 9, 2004.

SCOPE:

The application of the following code is limited to the Company’s personnel who qualify as an “access person” under the provision of Rule 17j-1 and covered securities under the same rule with the additional scope limitation in so far as the covered securities and access persons are limited to activities in the conduct of business related to investment companies portfolio and investment management of such assets covered under the rules.

Nothing contained herein is supposed to apply to the entire company unless specifically so indicated.

DEFINITIONS:

For purposes of this section:

1.	Access Person means:

i.	Any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser.

A.	If an investment adviser is primarily engaged in a business or businesses other than advising Funds or other advisory clients, the term Access Person means any director, officer, general partner or Advisory Person of the investment adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the investment adviser to any Fund.

2.	Advisory Person of a Fund or of a Fund’s investment adviser means:

i.	Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

ii.	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

3.	Control has the same meaning as in section 2(a)(9) of the Act.

4.	Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

i.	Direct obligations of the Government of the United States;

ii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

iii.	Shares issued by open-end Funds.

5.	Fund means an investment company registered under the Investment Company Act AND FOR WHICH THE Adviser is the investment adviser.

6.	An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

7.	Investment Personnel of a Fund or of a Fund’s investment adviser means:

i.	Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

ii.	Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

8.	A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

9.	Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

10.	Security Held or to be Acquired by a Fund means:

i.	Any Covered Security which, within the most recent 15 days:

A.	Is or has been held by the Fund; or

B.	Is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

ii.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

STATEMENT OF GENERAL FIDUCIARY PRINCIPLES:

The following general fiduciary principles shall govern personal investment activities and the interpretation and administration of this Code:

•	The interest of the Fund shareholders must be placed first at all times;

•	All personal securities transaction must be conducted consistent with this Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Investment company personnel should not take inappropriate advantage of their positions.

SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES:

Initial Public Offerings and Limited Offerings

Access persons of the Adviser must obtain approval from the Adviser before directly or indirectly beneficial ownership in any securities in an initial public offering or in a limited offerings.

Blackout Periods

No access person shall execute a securities transaction on a day during which any fund within the Fund’s family of investment companies has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

No portfolio manager of the Fund shall buy or sell a security within at least seven calendar days before and after the Fund trades in that security.

Prohibition on Short-Term Trading Profits

Unless an exception is granted, no access person shall profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days.

Prohibition on Accepting Gifts

No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

Fund Acquisition of Shares in Companies That Investment Personnel Hold Through Limited Offerings

Access persons who have been authorized to acquire securities in a limited offering must disclose that investment to compliance when they are involved in the Fund’s subsequent consideration of an investment in the issuer, and the Fund’s decision to purchase such securities must be independently reviewed by investment personnel with no personal interest in that issuer.

Service as a Director

Access person shall not serve on the boards of directors of publicly traded companies, absent prior authorization by compliance.

REPORTING:

1. Reports Required. Unless excepted by paragraph (d)(2) of this section, every Access Person of a Fund (other than a money market fund or a Fund that does not invest in Covered Securities) and every Access Person of an investment adviser of or principal underwriter for the Fund, must report to that Fund, investment adviser or principal underwriter:

i. Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

A.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

B.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

C.	The date that the report is submitted by the Access Person.

ii. Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the Covered Security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

1. The name of the broker, dealer or bank with whom the Access Person established the account;

2. The date the account was established; and

3. The date that the report is submitted by the Access Person.

iii.	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

A.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

B.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

C.	The date that the report is submitted by the Access Person.

2. Exceptions from Reporting Requirements.

iv.	A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

v.	A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Fund director, need not make:

A.	An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

B.	A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

vi.	An Access Person to a Fund’s principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

A.	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

B.	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

vii.	An Access Person to an investment adviser need not make a quarterly transaction report to the investment adviser under paragraph (d)(1)(ii) of this section if all the information in the report would duplicate information required to be recorded under §§275.204-2(a)(12) or 275.204- 2(a)(13) of this chapter.

viii.	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

3. Review of Reports. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must institute procedures by which appropriate management or compliance personnel review these reports.

4.Notification of Reporting Obligation. Each Fund, investment adviser and principal underwriter to which reports are required to be made by paragraph (d)(1) of this section must identify all Access Persons who are required to make these reports and must inform those Access Persons of their reporting obligation.

5. Beneficial Ownership. For purposes of this section, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of this chapter in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations hereunder. Any report required by paragraph (d) of this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

ADMINISTRATION OF THE CODE OF ETHICS

A. General Rule

The fund must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this code.

B. Written report to Board of Directors

No less frequently than annually, the Fund must furnish to its board of directors of the investment company and the board of directors must consider, a written report that:

1. Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information bout material violations of the Code or procedures and sanctions imposed in response to the material; violations; and

2. Certifies that the fund has adopted procedures reasonably necessary to prevent access persons from violating the Code.

C. Pre clearance of personal securities transactions:

Unless an exception is granted, access persons, other than independent directors, must pre clear all personal transactions in covered securities by the Compliance Officer.

D. Sanctions

Upon discovering a violation of this code, Compliance may impose such sanctions, as it deems appropriate, including, amongst other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.